Exhibit No. 16.1
SMSA Palestine Acquisition Corp.
File No. 000-53343
Form 8-K/A

Letterhead of S. W. Hatfield, CPA

December 10, 2010

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On December 10, 2010, this Firm received a final draft copy of a Current Report on Form 8-K/A to be filed by SMSA Palestine Acquisition Corp. (SEC File # 000-53343 CIK: 1440476) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K/A, Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas